Exhibit 5.1

August 10, 2020

Novavax, Inc.

21 Firstfield Road

Gaithersburg, MD 20878

Re:	Registration Statement on Form S-3ASR (File No. 333-237094)

Ladies and Gentlemen:

We have acted as counsel to Novavax, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 4,421,766 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), pursuant to the above-referenced registration statement (the “Registration Statement”), the base prospectus dated March 11, 2020 (the “Base Prospectus”) and the prospectus supplement dated August 10, 2020 (together with the Base Prospectus, the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders identified in the Prospectus (the “Selling Stockholders”), including up to 4,388,850 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of 438,885 shares of the Company’s Series A Convertible Preferred Stock, $0.01 par value (the “Series A Preferred Shares”), and 32,916 shares of Common Stock (the “Common Shares”) acquired by the Selling Stockholders in private placement financing transactions.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

For purposes of the opinions expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Conversion Shares upon conversion of the Series A Preferred Shares, the total number of issued and outstanding shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Second Amended and Restated Certificate of Incorporation, as amended and then in effect.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares are duly authorized, validly issued, fully paid and non-assessable, and the Conversion Shares have been duly authorized and, upon the issuance of the Conversion Shares in accordance with the terms of the Certificate of Designation of Series A Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP